UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2022

BLOOM ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

001-38598

(Commission File Number)

Delaware	77-0565408
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4353 North First Street, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 543-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class(1)	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BE	New York Stock Exchange

(1) The registrant’s Class B Common Stock is not registered but is convertible into shares of Class A Common Stock at the election of the holder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Reference is made to the Current Reports on Form 8-K filed on October 25, 2021 and December 30, 2021 related to a Securities Purchase Agreement (the “Purchase Agreement”) dated as of October 23, 2021, between SK ecoplant Co., Ltd. (“SK ecoplant”) and Bloom Energy Corporation (“Bloom Energy” or the “Company”). Pursuant to the Purchase Agreement, on August 10, 2022, SK ecoplant notified Bloom Energy of its exercise of its option to purchase additional shares of the Company’s Class A Common Stock pursuant to a Second Tranche Exercise Notice (as defined in the Purchase Agreement) electing to purchase 13,491,701 shares (the “Second Tranche Shares”) of the Company’s Class A Common Stock at a purchase price of $23.05 per share, calculated as a fifteen percent (15%) premium to the volume-weighted average closing price of the 20-consecutive-trading-day period immediately preceding the exercise of the option. This represents an aggregate purchase price of approximately $311 million.

As background to this Second Tranche Exercise Notice, on November 14, 2018, the Company commenced its partnership with SK ecoplant as a Preferred Distributor under a Preferred Distribution Agreement to purchase and install Bloom Energy Servers in the Republic of Korea. In September 2019, the partnership expanded to include a joint venture arrangement for the procurement of local parts for the Bloom Energy Server and for assembly of certain portions of the Bloom Energy Server for sale into the South Korean market, all as reflected in a Joint Venture Agreement.

On October 23, 2021, the Company further expanded its partnership with SK ecoplant and entered into the Purchase Agreement. Pursuant to the Purchase Agreement, the Company sold SK ecoplant 10,000,000 shares of zero-coupon, non-voting, redeemable convertible Series A preferred stock (“RCPS”) for a purchase price of $25.50 a share, or an aggregate purchase price of $255 million. This price reflected a twenty-six percent (26%) premium to the prior day’s closing price of $20.19 on October 22, 2021.

The Purchase Agreement also provided SK ecoplant with an option to acquire a variable number of shares of the Company’s Class A Common Stock (the “Option”). The number of shares SK ecoplant may acquire under the Option (the “Option Shares”) is calculated as the lesser of (i) 11,000,000 shares of Class A Common Stock plus the number of shares of Class A Common Stock that SK ecoplant must hold to become the Company’s largest shareholder by no less than 1% of its issued and outstanding capital stock as of the issuance date of the Option Shares; and (ii) fifteen percent (15%) of the Company’s issued and outstanding capital stock as of the issuance date of the Option Shares. The exercise price of the Option is calculated as the higher of (i) $23.00 per share and (ii) 115% of the volume-weighted average closing price of the 20-consecutive-trading-day period immediately preceding the exercise of the Option. SK ecoplant may exercise the Option through August 31, 2023, and the transaction must be completed as of November 30, 2023. The maximum amount of capital stock that SK ecoplant and its Subsidiaries (as defined in the Purchase Agreement) may hold is capped at fifteen percent (15%) of the Company’s issued and outstanding capital stock (inclusive of the RCPS purchased and any other purchases of the Company’s capital stock).

As part of the overall transaction agreed to on October 23, 2021, and as reflected in an Amendment and Restatement to the Preferred Distribution Agreement, SK ecoplant committed to purchase 450MW of Bloom Energy Servers through 2022, 2023 and 2024 at agreed pricing and pursuant to take-or-pay conditions. The parties further agreed to expand the level of assembly work done at the Joint Venture, as reflected in an Amended Joint Venture Agreement. Finally, as part of a Commercial Cooperation Agreement, the parties agreed to certain initiatives pertaining to the hydrogen market, including the development of hydrogen research and development hubs in the United States and the Republic of Korea.

Since September 2018, the Company has sold 300MW into the Republic of Korea with the support of SK ecoplant as its distributor and local partner.

Closing of the issuance of the Second Tranche Shares is subject to customary closing conditions, including the filing of required antitrust notifications and expiration of applicable waiting periods or receipt of required approvals in connection with such antitrust notifications under the Hart-Scott-Rodino Act (the “HSR Act”). The Company has agreed that the Second Closing can occur at the later of December 6, 2022 or clearance under the HSR Act, and the Second Closing is expected in the fourth quarter of 2022. In return, at the option of the Company, SK ecoplant has agreed to pay to the Company, if the Company elects, $100,000,000 as an advanced payment for the Second Tranche Purchase Price, and if the Company so elects by September 1, 2022, on the date of the Second Closing, the Company would pay $1,250,000 as interest on the advanced amount, which interest shall be payable in cash without set-off against the Second Tranche Purchase Price. The Company has not determined if it will elect to accept this advanced payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLOOM ENERGY CORPORATION

Date: August 15, 2022	By:	/s/ Gregory Cameron
Gregory Cameron
Executive Vice President and Chief Financial Officer